Exhibit 10.9

Armada Water Assets, Inc.

2425 Fountain View Dr., Suite 300

Houston, TX, 77057

February 1, 2014

Ronald Richardson

680 Independence Valley Drive

Grand Junction, CO 815071

Dear Ron,

Thank you for your patience as we continue to build out the infrastructure and grow Armada Water Assets, Inc. into a world-class all-inclusive water treatment and oil field services business. The purpose of this Letter Agreement is to codify our agreement to modify certain of the provisions of the stock purchase agreement pursuant to which we agreed to purchase the stock of Summit Holdings, Inc. on June 5, 2013.

In regards to the above, reference is made to that Stock Purchase Agreement dated June 5, 2013 ( the “Stock Purchase Agreement”), by and among Summit Holdings, Inc. and Summit Energy Services, Inc. (collectively, the “Corporation”), Ron Richardson and Jay Haralson (collectively, “Sellers”) and Armada Water Assets, Inc. (“Buyer”), pursuant to which Buyer purchased from the Sellers 100% of the outstanding capital stock of the Corporation. Reference is also made to the First Supplement to the Stock Purchase Agreement (the “First Supplement”) and the Second Supplement to the Stock Purchase Agreement (the “Second Supplement”). Collectively, the Stock Purchase Agreement, the First Supplement and the Second Supplement shall be referred to as the “Consolidated Stock Purchase Agreements”.

For the purposes of this Letter Agreement, all capitalized terms used herein shall have the meanings ascribed thereto within the Consolidated Stock Purchase Agreements.

1.           Modification of Payment Terms.

(a)          For the purposes of this Letter Agreement, reference is made to the terms of payment contained within the Stock Purchase Agreement; namely, Sections 1.02(b) and 1.02(c) which provided that a portion of the Purchase Price shall be paid to Sellers, pro rata based on ownership of the shares, as follows:

(i)	“One Million Dollars ($1,000,000) cash, payable in five (5) equal monthly installments of Two Hundred Thousand Dollars ($200,000) each, the first such installment to be paid one month following Closing on the same day of the month as the day of the month of the Closing Date, and each month thereafter until paid in full”; and

(ii)	“One Million Dollars ($1,000,000) cash, payable fifteen (15) days following the initial public offering ("IPO") of Buyer's stock, or by September 30, 2013, whichever comes first.”

Ronald Richardson
February 1, 2014

(b)          Solely for the purposes of modifying and setting forth the agreement between the Buyer and Ron Richardson (separately, “Richardson”) as to the payment of the amounts of the Purchase Price attributable to Richardson set forth in Sections 1.02(b) and 1.02(c) of the Stock Purchase Agreement (which the parties agree is $298,400), the Buyer hereby agrees to make the following payments to Richardson, and Richardson agrees to accept the following payments in lieu of the amounts otherwise set forth in Sections 1.02(b) and 1.02(c) of the Stock Purchase Agreement: The principal balance owed under the Stock Purchase Agreement (that being $298,400), together with interest at the rate of 7.5% per annum, shall be due and owing and payable to Richardson on the earlier of: (i) the completion by Buyer of an initial public offering (“IPO”); or (ii) December 31, 2014, and shall be evidenced by the form of the promissory note attached hereto as Exhibit B subject to an Effective Date of February 11, 2013.

2.           Continuation of Payments due under Promissory Note.

(a)          For the purposes of this Letter Agreement, reference is made to the promissory note in the principal amount of $1,247,500 dated July 5, 2013, delivered by the Corporation to Richardson pursuant to Section 1.02(d) of the Stock Purchase Agreement and section 1 of the First Supplement (the “Note”).

(b)          The Corporation agrees to immediately pay to Richardson all amounts due to him under the Note (which the parties agree are the December 2013, January 2014 and February 2014 payments due, each in the amount of $36,831.17), and to remain in compliance with the payment schedule identified thereunder. Richardson agrees to waive any and all past defaults and/or breaches under the Note only, however, in connection with any defaults and/or breaches prior to the date hereof, and any such waiver is not intended to cover any future defaults; provided, however, that such waiver shall not apply to any amounts due prior to the date hereof as accrued interest, which shall remain due and payable.

3.           Security Agreement. The parties understand and agree that Sections 1 and 2 of the Second Supplement require a Security Agreement and UCC Financing Statement be delivered to Richardson securing in second position the assets of the Corporation. Richardson, the Buyer and the Corporation acknowledge, however, that the existing loan agreement of the senior creditor of the Corporation restricts any junior financing. Accordingly, the Corporation, Buyer and Richardson acknowledge and agree that until the debt owed to the existing senior creditor is refinanced or retired, and replaced by another senior lender that permits junior financing, the Corporation and Buyer will be under no obligation to deliver a Security Agreement, UCC, or otherwise secure repayment of the Note. Except for a blanket lien granted to a replacement senior lender in connection with a refinancing of the existing Summit indebtedness, Buyer and Corporation will not grant any other pledges against the assets used in connection with Summit Energy (the entity sold to Buyer by Seller) or any other collateral that would otherwise be a violation of the senior security agreement(s).

Ronald Richardson
February 1, 2014

4.          Equity Incentive. In further consideration of Richardson’s agreement to modify the terms of payment of the Purchase Price otherwise contained within the Consolidated Stock Purchase Agreements as evidenced by this Letter Agreement, Buyer hereby agrees to grant to Richardson an option to purchase 25,000 shares of the restricted common stock of the Buyer at an exercise price per share equal to that price at which the Buyer’s shares of common stock may be offered to the public in an initial public offering, and if no such initial public offering occurs within two years from the date hereof, the option exercise price shall be $1.00 per share. In all events, the terms of the Options shall be subject the terms contained within the form of Option Agreement attached hereto as Exhibit A.

5.          Effect of this Agreement. The purpose of this Letter Agreement is to amend and restate, where relevant and applicable, the terms of the Consolidated Stock Purchase Agreements. In particular, the terms of this Agreement shall supersede in all respects the terms of Sections 1.02(b), 1.02(c) and 1.02 (d) within the Stock Purchase Agreement, Section 1 of the First Supplement, Sections 1 and 2 of the Second Supplement, the Note, and all other provisions within the Consolidated Stock Purchase Agreements that may be inconsistent with the terms of this Letter Agreement. In all other respects not inconsistent with the terms of this Letter Agreement, the terms of the Consolidated Stock Purchase Agreements and Note shall remain in full force and effect.

6.          Miscellaneous.

(a)          Entire Agreement. This Letter Agreement, including any Exhibits to this Letter Agreement and any definitions incorporated herein, contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Letter Agreement.

(b)          Waiver. This Letter Agreement shall act as a waiver and release by Richardson of any claims of default, breach or otherwise he may have as against the Buyer or Corporation that may have arisen prior to the date hereof under the Note of Consolidated Stock Purchase Agreements, however, will not act as a waiver in the event of any defaults thereunder that may arise after the date hereof under the Note or Consolidated Stock Purchase Agreements, as so modified by this Letter Agreement.

(c)          Amendments. This Letter Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

(d)          Counterparts. This Letter Agreement may be executed in one or more copies, each of which shall be deemed an original. This Letter Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this Letter Agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

Ronald Richardson
February 1, 2014

(e)          Counsel Review. Richardson acknowledges that he has read and understands the contents of this Agreement, that he understands that this Agreement has been prepared by Fox Rothschild LLP specifically on behalf of the Company; and that he has been advised to, and afforded the opportunity to, consult with his own counsel prior to signing this Agreement. Richardson acknowledges that he has executed this Agreement voluntarily and of his own free will, without coercion and with full knowledge of what it means to do so.

(f)          Applicable Law. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado without regard to principles of comity or conflicts of laws or provisions of any jurisdiction.

We thank you for your cooperation and patience in this process.

Ronald Richardson
February 1, 2014

Would you kindly place your signature on the line provided below, indicating your agreement to be legally bound by the terms of this Letter Agreement.

ARMADA WATER ASSETS, INC.

By:	/s/ Maarten Propper
Maarten Propper

SUMMIT HOLDINGS, INC.

By:	/s/ Maarten Propper

SUMMIT ENERGY SERVICES, INC.

By:	/s/ Maarten Propper

Acknowledged and Agreed:

/s/ Ronald Richardson
RONALD RICHARDSON